EXHIBIT 23.2

Consent of Independent Registered Certified Public Accountants

Board of Directors
DNAPrint Genomics, Inc.
Sarasota, Florida

Gentlemen:

As independent registered certified public accountants, we hereby consent to the use in this Registration Statement on Form S8, incorporated by reference, of our report dated February 24, 2006, with respect to the consolidated financial statements of DNAPrint Genomics, Inc. as of and for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pender Newkirk & Company, LLP
Pender Newkirk & Company, LLP
Certified Public Accountants
Tampa, Florida
February 16, 2007